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                         [PIPER RUDNICK LLP LETTERHEAD]


                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              main 410.580.3000 fax 410.580.3001



                                October 3, 2002


MORGAN STANLEY HIGH YIELD SECURITIES INC.
1221 Avenue of the Americas
New York, New York 10020


                      Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Morgan Stanley High Yield Securities Inc., a Maryland corporation ("High Yield"), in connection with High Yield's Registration Statement on Form N-14 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), related to the transfer of substantially all of the assets of Morgan Stanley High Income Advantage Trust, a Massachusetts business trust ("HIAT"), to High Yield in exchange for the issuance of Class D shares of Common Stock, par value $.01 per share ("Class D Shares"), of High Yield and the assumption of HIAT's liabilities by High Yield pursuant to the terms of an Agreement and Plan of Reorganization (the "Agreement") dated as of July 25, 2002, by and between High Yield and HIAT. The number of Class D Shares to be issued are to be determined as provided in
Section 2.3 of the Agreement. This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

     In our capacity as Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

         (a) the Registration Statement,

         (b) the Charter of High Yield (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland ("MSDAT"),

         (c) the By-Laws of High Yield, as amended and restated and in effect on the date hereof,

         (d) the Agreement,

         (e) the proceedings of the Board of Directors of High Yield or a committee thereof relating to the authorization and issuance of the Shares,


         (f) an Officer's Certificate of High Yield (the "Certificate"), dated the date hereof, as to certain factual matters,

         (g) a short-form Good Standing Certificate for High Yield, dated a recent date, issued by the MSDAT, and

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         (h) such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, the accuracy of the representations and warranties as to factual matters of High Yield as set forth in the Agreement, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than High Yield, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

     Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations set forth below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

         (1) High Yield is a corporation validly existing and in good standing under the laws of the State of Maryland.

         (2) Upon issuance and delivery of the Class D Shares against payment therefor in accordance with the terms and provisions of the resolutions authorizing their issuance, the Registration Statement (as declared effective under the Act), and the Agreement, the Class D Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

     The opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

         (a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

         (b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

         (c) We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.

         (d) Prior to the issuance of any of the Class D Shares, there will exist under the Charter the requisite number of authorized but unissued Class D Shares, and that all actions necessary to the creation of any Class D Shares, whether by charter amendment or by classification or reclassification of existing capital stock and the filing of Articles Supplementary, will have been taken.

         (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.


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     This opinion is solely for the use of (i) High Yield in connection with the Registration Statement, and (ii) Mayer, Brown, Rowe & Maw in giving their legality opinion to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ Piper Rudnick LLP
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                                          Piper Rudnick LLP





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